NEWS RELEASE
SYSCO Corporation                                         ------------
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

                                                    FOR MORE INFORMATION
                                          CONTACT:  Diane Day Sanders
                                                    Vice President and Treasurer


       SYSCO's First Quarter EPS Grows 34 Percent On 15 Percent Sales Gain


     HOUSTON, OCTOBER 18, 2000 -- SYSCO Corporation (NYSE: SYY) announced today that results of operations for the first quarter of fiscal 2001 ended September 30, 2000 were exceptionally strong. Diluted earnings per share reached $0.43, a 34 percent gain over fiscal 2000 first quarter earnings per share of $0.32 before an accounting change. The strong sales momentum experienced in fiscal 2000 continued into the initial quarter of the new fiscal year, with sales increasing to $5.4 billion, 15 percent higher than the $4.7 billion attained during the comparable period of fiscal 2000. Net earnings grew to $144.0 million, 36 percent above the $105.7 million earned last year, prior to the accounting change. Real sales growth for the quarter was 8.2 percent, after adjusting overall sales growth by 5.25 percent for acquisitions and 1.69 percent for food cost inflation.

     "Customer satisfaction is paramount to SYSCO," said Charles H. Cotros, chairman and chief executive officer. "Our entire focus continues to reflect the C.A.R.E.S. philosophy (Customers Are Really Everything to SYSCO) ingrained in the very fiber of our culture and we are benefiting along with our customers as their dining establishments prosper. Growth in the independent operator sector remains particularly strong, as our marketing associate-served sales continue to grow at double-digit levels, now representing 56.2 percent of broadline sales. We are also pleased with the continued growth of the chain/multi-unit customer segment, including new healthcare business added during the quarter.

     "The outstanding quality, consistency and labor-saving benefits of SYSCO's branded products continue to be favored by marketing associate-served customers, driving branded sales to 52.6 percent of this customer segment. In addition, SYSCO's uniform information system is providing more detailed information to

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

access customer preferences and boost our service capabilities to an even greater level. Other factors that contributed to SYSCO's stellar earnings performance include the continuing healthy economic climate and mild weather patterns which positively impact eating away from home. Gross margins and expenses as a percent of sales were higher this year, primarily due to product and customer mix. Despite fuel price increases, fuel costs increased only 0.07 as a percent of sales due to offsetting efficiency gains."

     He also noted that the company continues to expand its "fold-out" strategy, having announced last week approval for the construction of a facility to serve the Las Vegas market, where site selection for that distribution center currently is underway. The "fold-out" strategy involves building a stand-alone distribution center in a location that has an existing sales base that is being served from a distant SYSCO location. Construction also is progressing on facilities in the Hampton Roads area of Virginia and near Sacramento, California and all complexes will be operational during calendar 2001.

     "During the last several quarters, a combination of the same factors discussed above has allowed SYSCO to exceed its long-term sustainable objective of leveraging real sales growth a minimum of five percentage points and we will aggressively focus on continuing to exceed that goal," Mr. Cotros said in summary.

     "The economy continues to favorably influence consumer dining patterns and 51 percent of the food dollar spent is now captured by the foodservice industry in comparison to the retail supermarket industry," he continued. "We are excited about the remainder of the year and the many opportunities we envision to increase our marketing associate-served customer base and aggressively pursue internal and external growth through "fold-outs" and acquisitions. The American dining public has a love affair with eating foods prepared away from home and a growing dependence on meals prepared by others, given the demanding pace of today's lifestyles. Our mission is to help our customers be successful by providing them outstanding service and consistent quality products."

     SYSCO, listed on the New York Stock Exchange, is the largest foodservice marketing and distribution organization in North America. Generating annual sales of $19.3 billion for the fiscal year ended July 1, 2000, the company provides products and services to approximately 356,000 restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network extends throughout the entire contiguous United States and Alaska, as well as portions of Canada.

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

     The comparative financial data (unaudited) for the first quarter of fiscal years 2001 and 2000 are summarized below.

                                                                                        For the 13 Weeks Ended
                                                                     ------------------------------------------------------------
                                                                             Sept. 30,                            Oct. 2,
                                                                               2000                                1999
                                                                     -------------------------          -------------------------
($000 omitted)
Sales                                                                $               5,360,174          $               4,657,034
Costs and expenses
    Cost of sales                                                                    4,322,784                          3,793,200
    Operating expenses                                                                 787,497                            674,244
    Interest expense                                                                    17,401                             17,944
    Other, net                                                                            (633)                              (189)
                                                                     -------------------------          -------------------------
    Total costs and expenses                                                         5,127,049                          4,485,199
                                                                     -------------------------          -------------------------
Earnings before income taxes                                                           233,125                            171,835
 Income taxes                                                                           89,170                             66,156
                                                                     -------------------------          -------------------------
Net earnings before accounting change                                                  143,955                            105,679
 Cumulative effect of accounting change                                                   --                               (8,041)
                                                                     -------------------------          -------------------------
Net earnings                                                         $                 143,955          $                  97,638
                                                                     =========================          =========================

Earnings before accounting change:
   Basic earnings per share                                          $                    0.43          $                    0.32
                                                                     =========================          =========================
   Diluted earnings per share                                        $                    0.43          $                    0.32
                                                                     =========================          =========================

Cumulative effect of accounting change:
   Basic earnings per share                                          $                    --            $                   (0.02)
                                                                     =========================          =========================
   Diluted earnings per share                                        $                    --            $                   (0.02)
                                                                     =========================          =========================

Net earnings:
   Basic earnings per share                                          $                    0.43          $                    0.30
                                                                     =========================          =========================
   Diluted earnings per share                                        $                    0.43          $                    0.29
                                                                     =========================          =========================


Average shares outstanding                                                         332,025,934                        328,925,219
                                                                     =========================          =========================
Diluted average shares outstanding                                                 337,092,765                        333,487,155
                                                                     =========================          =========================

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding anticipated industry growth, real sales growth and earnings per share growth, and implementation and timing of "fold-outs" and acquisitions. These statements are based on management's current growth expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, industry growth may be affected by changes in general economic conditions. Real sales growth and earnings per share growth may be affected by competitive price pressures, availability of supplies, work stoppages, successful integration of acquired companies, conditions in the economy, industry growth and internal factors, such as the ability to control expenses. The decision to pursue "fold-outs" and acquisitions and expenditures for such could vary depending upon construction schedules and the timing of other purchases, such as fleet and equipment, while "fold-out" and acquisition timing and results could be impacted by competitive conditions, labor issues and other matters. For a discussion of these and other factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.

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